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                                                                EXHIBIT 99(A)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated April 21, 1999, and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                     up to 1,600,000 shares of Common Stock

                                       of

                                 DSI Toys, Inc.

                                       at

                              $4.38 Net Per Share

                                       by

                                   MVII, LLC

     MVII, LLC (the "Offeror"), a California limited liability company controlled by E. Thomas Martin, an individual residing in San Luis Obispo, California, hereby offers to purchase up to 1,600,000 of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock" or "Shares"), of DSI Toys, Inc., a Texas corporation (the "Company"), at a purchase price of $4.38 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 21, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 25, 1999 UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to expiration of the Offer at least 1,600,000 Shares (the "Minimum Tender Condition"), (ii) any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer and (iii) the satisfaction of certain other terms and conditions described in the Offer to Purchase.

     The Offer is being made pursuant to the Stock Purchase Agreement, dated as of April 15, 1999 (the "Stock Purchase Agreement"), between the Offeror and the Company. On April 15, 1999, in connection with the execution of the Stock Purchase Agreement, the Offeror acquired 566,038 shares of Common Stock and agreed to commence the Offer. The Stock Purchase Agreement further provides that upon approval by the Company's shareholders and the satisfaction of certain other terms and conditions described in the Offer to Purchase, the Offeror may acquire an additional 1,792,453 Shares, subject to upward adjustments not to exceed in the aggregate 140,000 Shares. Those Shares, when combined with the Shares purchased upon consummation of the Offer will represent approximately 48% of all of the issued and outstanding Shares, based on the number of Shares outstanding as of April 15, 1999 (assuming that no other Shares are issued). The purpose of the Offer is to acquire a controlling interest in the Company. In connection therewith, the
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Offeror will be entitled to designate four of the six members of the Board of
Directors pursuant to a Shareholders' and Voting Agreement, dated as of April 15, 1999, among the Offeror, the Company and certain management shareholders of the Company and a limited partnership controlled by a management shareholder of the Company (the "Management Shareholders").

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE OTHER TRANSACTIONS DESCRIBED IN THE OFFER TO PURCHASE AND RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES INTO THE OFFER.

     The Offeror has entered into 5 Side Letter Agreements, each dated as of April 15, 1999 (the "Side Letter Agreements"), with the Management Shareholders, who beneficially own in the aggregate 1,721,693 Shares, which represent approximately 26% of the issued and outstanding Shares. Pursuant to the terms of the Side Letter Agreements, the Management Shareholders have agreed, among other things, to tender into the Offer such number Shares owned by them in the event the Minimum Tender Condition is not met as of the initial scheduled expiration date thereof, such that the Minimum Tender Condition will have been satisfied. The Side Letter Agreements do not restrict the number of Shares that may be tendered by the Management Shareholders into the Offer. THE TENDER BY THE MANAGEMENT SHAREHOLDERS OF ALL OF THEIR SHARES ALONE WILL CAUSE THE MINIMUM TENDER CONDITION TO BE SATISFIED.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment (and thereby purchased), Shares properly tendered to the Offeror and not withdrawn as, if and when the Offeror gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Offeror, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing Shares ("Share Certificates"), or timely confirmation of a book-entry transfer of such Shares, into the Depositary's account at The Depository Trust Company (a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (3) all other documents required by the Letter of Transmittal.

     Subject to the terms of the Stock Purchase Agreement and the applicable rules of the Securities and Exchange Commission, the Offeror expressly reserves the right (but shall not be obligated), in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by the Offeror to have occurred, (i) to extend the period during which the Offer is open, and thereby delay acceptance for payment of, or payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. The Offeror shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Offeror exercises such rights. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, May 25, 1999, unless and until the Offeror, in its sole discretion and subject to the terms of the Stock Purchase Agreement, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     If more than 1,600,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Offeror will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares
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validly tendered prior to the Expiration Date and not properly withdrawn.
Because of the time required to determine the precise number of Shares validly tendered and not withdrawn, if proration is required, the Offeror does not expect to announce the final results of proration immediately after the Expiration Date. The Offeror will announce the preliminary results of proration by press release as promptly as practicable and expects to be able to announce the final results of proration within eight trading days of the Nasdaq Small Cap Market after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or the Information Agent, and also may be able to obtain such preliminary information and final results from their brokers.

     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Offeror pursuant to the Offer, may also be withdrawn at any time after Friday, June 18, 1999 (or such later date as may apply in case the Offer is extended). In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of such Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its reasonable discretion, whose determination will be final and binding.

     The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Offeror its lists of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares, and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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     Questions and requests for assistance may be directed to the Dealer Manager and the Information Agent at their respective addresses and telephone numbers as set forth below. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies and will be furnished promptly at the Offeror's expense.

                    The Information Agent for the Offer is:
                           [MACKENZIE PARTNERS LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                          Call toll free: 800-322-2885

                      The Dealer Manager for the Offer is:

                          [SOUTHWEST SECURITIES LOGO]

                          1201 Elm Street, Suite 3500
                              Dallas, Texas 75270
                        1-888-338-1300 (call toll free)

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